SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of August 8, 2018 by and among (i) Si Chen (the “Chairman”), (ii) American Lorain Corporation, a Nevada corporation (“Pubco”), (iii) Planet Green Holdings Corp., a British Virgin Islands company (“Planet Green”), (iv) Junan Hongrun Foodstuff Co., Ltd., a company incorporated in the PRC (“Junan”), (v) Shandong Lorain Co., Ltd., a company incorporated in the PRC (“Shandong Lorain”), (vi) International Lorain Holdings, Inc., a Cayman Islands company (“ILH”), (vii) Shandong Greenpia Foodstuff Co., Ltd., a business company incorporated in the PRC (“Shandong Greenpia”), (viii) Beijing Lorain Co., Ltd., a business company incorporated in the PRC (“Beijing Lorain”) and (ix) Luotian Lorain Co., Ltd., a business company incorporated in the PRC (“Luotian Lorain”). The Chairman, Pubco, Planet Green, Junan, Shandong Lorain, ILH, Shandong Greenpia, Beijing Lorain and Luotian Lorain are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Attached hereto as Schedule A is an organizational chart reflecting Pubco’s corporate structure following the consummation of the transactions contemplated by this Agreement.

RECITALS:

WHEREAS, Pubco owns 100% of the issued and outstanding shares of ILH and wishes to transfer such shares to the Chairman;

WHEREAS, ILH owns (i) 100% of the issued and outstanding shares of Junan, and (ii) 25% of the issued and outstanding shares of Shandong Lorain (and an additional 55.2% of the issued and outstanding shares of Shandong Lorain is indirectly held by ILH through Junan), which shares will be directly owned by ILH, and indirectly owned by the Chairman, following the transfer of the shares of ILH by Pubco to the Chairman, and the remaining 19.8% shares of the issued and outstanding shares of Shandong Lorain will continue to be held by an unrelated third party;

WHEREAS, Pubco owns 100% of the issued and outstanding shares of Planet Green, a holding company formed for the purpose of acquiring the Planet Green Shares (defined below) that currently holds no assets;

WHEREAS, ILH owns (i) 50% of the issued and outstanding shares of Shandong Greenpia (and the remaining 50% of the issued and outstanding shares of Shandong Greenpia is indirectly held by ILH through Junan), (ii) 30% of Beijing Lorain (and the remaining 70% of the issued and outstanding shares of Beijing Lorain is held indirectly by ILH through Junan) and (iii) 100% of the issued and outstanding shares of Luotian Lorain, which shares will be directly owned by Planet Green, and indirectly Pubco (collectively, the “Planet Green Shares”), following the transfer of the Planet Green Shares by ILH to Planet Green;

WHEREAS, Junan owns (i) 55.2% of the issued and outstanding shares of Shandong Lorain, (ii) 100% of the issued and outstanding shares of Dongguan Lorain Co., Ltd., a company incorporated in the PRC (“Dongguan”), (iii) 51% of the issued and outstanding shares of Athena, a limited liability company organized under the laws of France (“Athena”), (iv) 50% of the issued and outstanding shares of Shandong Greenpia and (v) 70% of the issued and outstanding shares of Beijing Lorain, which shares will be indirectly owned by ILH through its ownership of Junan, and indirectly owned by the Chairman through his ownership of ILH, following the transfer of the shares of ILH by Pubco to the Chairman;

WHEREAS, ILH desires to sell to Planet Green, and Planet Green desires to purchase from ILH, all of the Planet Green Shares, subject to the terms and conditions set forth herein (the “Exchange Transaction”);

WHEREAS, immediately following the Exchange Transaction, Pubco desires to sell to the Chairman, and the Chairman desires to purchase from Pubco, all of the issued and outstanding shares of ILH, subject to the terms and conditions set forth herein (the “Sale Transaction”);

WHEREAS, following the consummation of the Sale Transaction and the Exchange Transaction, Pubco will continue to own (i) 50% of the issued and outstanding shares of Shandong Greenpia, (ii) 30% of Beijing Lorain and (iii) 100% of the issued and outstanding shares of Luotian Lorain, which shares will be directly owned by Planet Green, and indirectly by Pubco;

WHEREAS, as previously disclosed by Pubco in Pubco’s filings with the Securities and Exchange Commission, the operations of Junan, Shandong Lorain, Dongguan and Athena have ceased and each such entity has significant outstanding debts;

WHEREAS, the Chairman is personally liable to repay the outstanding debts of Junan, Shandong Lorain and Dongguan;

WHEREAS, Athena is no longer a consolidated subsidiary of Pubco;

WHEREAS, Pubco is not liable to repay the outstanding debts of Junan, Shandong Lorain, Dongguan and Athena;

WHEREAS, following the consummation of the Sale Transaction and the Exchange Transaction, the Chairman will continue to be liable to repay the outstanding debts of Junan, Shandong Lorain, and Dongguan;

WHEREAS, following the consummation of the Sale Transaction and the Exchange Transaction, neither Pubco nor any of Pubco’s then Affiliates will be liable to repay the outstanding debts of Junan, Shandong Lorain, Dongguan and Athena; and

WHEREAS, following the consummation of the Sale Transaction and the Exchange Transaction, the financial statements of Pubco will no longer reflect the discontinued operations of Junan, Shandong Lorain and Dongguan.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
THE SHARE EXCHANGE

1.1           Exchange Transaction. At the Closing and subject to and upon the terms and conditions of this Agreement, in exchange for $100.00 and other good and valuable consideration, ILH shall sell, transfer, convey, assign and deliver to Planet Green, a wholly owned subsidiary of Pubco, and Planet Green shall purchase, acquire and accept from ILH, all of the Planet Green Shares, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

1.2           Sale Transaction. At the Closing (as hereinafter defined), immediately following the consummation of the Exchange Transaction, and subject to and upon the terms and conditions of this Agreement, in exchange for $100.00 and other good and valuable consideration, Pubco shall sell, transfer, convey, assign and deliver to the Chairman, and the Chairman shall purchase, acquire and accept from Pubco, all of the issued and outstanding shares of ILH, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws), as is. Pubco makes no representation or warranty, express or implied, with respect to the shares of ILH being sold hereunder.

ARTICLE II
CLOSING; CLOSING CONDITIONS

2.1           Closing. Subject to the satisfaction or waiver of the conditions set forth in Article III, the consummation of the transactions contemplated by this Agreement (the “Closing”), including the Exchange Transaction and, immediately thereafter, the Sale Transaction, shall take place at Beihuan Road Junan County, Shandong, China 276600, on the date hereof, or at such other date, time or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”).

2.2           Closing Conditions.

(a)           The Sale Transaction and the Exchange Transaction shall have been approved by the requisite vote of the shareholders of Pubco at the 2018 annual meeting of shareholders in accordance with the terms of the proxy statement to be filed with the U.S. Securities and Exchange Commission and mailed to Pubco’s shareholders in connection therewith.

(b)           The board of directors of Pubco (the “Board”) shall have received a fairness opinion from Joseph Stone Capital, LLC (or such other financial advisor as approved by the Board).

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Chairman and ILH hereby jointly and severally represent and warrant to Pubco and its Affiliates as follows: 3.1 Governmental Approvals. No Consent of or with any Governmental Authority is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) such filings as may be required in any jurisdiction in which such Party is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE American with respect to the transactions contemplated by this Agreement, or (d) applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and/ or any state “blue sky” securities laws, and the rules and regulations thereunder.

3.2           Non-Contravention. The execution and delivery by each Party of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Organizational Documents of such Party (if any), (b) conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of such Party.

3.3           Pubco Assets and Liabilities. On the Closing Date, after giving effect to the Sale Transaction and the Exchange Transaction, Pubco and its Affiliates shall have no liabilities relating to Junan, Shandong Lorain, Dongguan or Athena.

ARTICLE IV
TERMINATION AND EXPENSES

4.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)           by mutual written consent of the Chairman and Pubco; or

(b)           by written notice by either the Chairman or Pubco if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 4.1(b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority.

4.2           Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 4.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 4.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 4.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, and nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in this Article IV4.3, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 4.1.

4.3           Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

ARTICLE V
RELEASES

5.1           Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Chairman, on behalf of himself and his Affiliates, and ILH, on behalf of itself and its Affiliates (collectively, the “Releasing Persons”), will release and discharge Pubco and its Affiliates from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against Pubco or its Affiliates arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from Pubco or its Affiliates, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against Pubco or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION

6.1           Survival. All representations and warranties of the Chairman and ILH contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the second (2nd) anniversary of the Closing Date. Additionally, Fraud Claims against the Chairman or ILH shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 6.1, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Chairman and ILH contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 6.2 other than clauses (i) or (ii) thereof may be made at any time.

6.2           Indemnification by the Chairman and ILH. Subject to the terms and conditions of this Article VI, from and after the Closing, the Chairman and ILH and their respective successors and assigns (with respect to any claim made under this Section 6.26.2, the “Indemnifying Parties”) will jointly and severally indemnify, defend and hold harmless Pubco and its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (with respect to any claim made under this Section 6.2, the “Indemnified Parties”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Chairman or ILH set forth in this Agreement or in any certificate delivered by the Chairman or ILH pursuant to this Agreement; (ii) the breach of any covenant or agreement on the part of Chairman or ILH set forth in this Agreement or in any certificate delivered by Chairman or ILH pursuant to this Agreement; (iii) any Action by Person(s) who were holders of equity securities of Pubco, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of Pubco, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or (iv) any Fraud Claims.

6.3           Limitations and General Indemnification Provisions.

(a)           Solely for purposes of determining the amount of Losses under this Article VI (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality or words of similar import or effect will be deemed to have been made without any such qualification.

(b)           No investigation or knowledge by an Indemnified Party its Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VI, with respect thereto.

(c)           The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

6.4           Indemnification Procedures.

(a)           Yimin Jin (the “Pubco Representative”) shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article VI, including bringing and settling any claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Chairman (the “Indemnifying Representative”) shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VI, including defending and settling any claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

(b)           In order to make a claim for indemnification hereunder, the Pubco Representative on behalf of an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Representative on behalf of the Indemnifying Parties, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Pubco Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to Indemnifying Representative).

(c)           In the case of any claim for indemnification under this Article VI arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Pubco Representative must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Representative promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Indemnifying Representative will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel selected by Indemnifying Representative, unless (i) the Indemnifying Representative fails to acknowledge fully to the Pubco Representative the obligations of the Indemnifying Parties to such Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Indemnifying Representative on behalf of the Indemnifying Parties and the Pubco Representative on behalf of the Indemnified Party in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim or (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Parties. If the Indemnifying Representative on behalf of the Indemnifying Parties elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Pubco Representative of its intent to do so, and Indemnifying Representative and the Indemnified Party will, at the request and expense of Indemnifying Representative, cooperate in the defense of such Third Party Claim. If Indemnifying Representative on behalf of the Indemnifying Parties elects not to, or at any time is not entitled under this Section 6.4 to, compromise or defend such Third Party Claim, fails to notify the Pubco Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Pubco Representative on behalf of the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Parties will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Pubco Representative without the prior written consent of Indemnifying Representative on behalf of the Indemnifying Parties (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Indemnifying Representative’s right on behalf of the Indemnifying Parties to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Pubco Representative on behalf of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnifying Representative’s right on behalf of the Indemnifying Parties to compromise or settle in accordance with the immediately preceding sentence, Indemnifying Representative on behalf of Indemnifying Parties may not settle or compromise any Third Party Claim over the objection of the Pubco Representative on behalf of the Indemnified Party; provided, however, that consent by the Pubco Representative on behalf of the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Pubco Representative on behalf of the Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Representative’s right on behalf of the Indemnifying Parties to direct the defense.

(d)           With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Representative on behalf of the Indemnifying Parties will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If Indemnifying Representative on behalf of Indemnifying Parties does not respond within such thirty (30) days, Indemnifying Representative on behalf of Indemnifying Parties will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VI and will have no further right to contest the validity of such Claim Notice. If Indemnifying Representative on behalf of Indemnifying Parties responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Pubco Representative on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any Ancillary Documents or applicable Law.

6.5           Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims related to the negotiation or execution of this Agreement or claims seeking injunctions or specific strict performance, indemnification pursuant to this Article VI shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

ARTICLE VII
MISCELLANEOUS

7.1           Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

7.2           Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

7.3           Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court located in New York City (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at such Party’s place of business. Nothing in this Section 4.3 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

7.4           Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

7.5           Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties.

7.6           Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

7.7           Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE VIII
DEFINITIONS

8.1           Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings: “Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means the Person’s Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Chairman:

/s/ Si Chen
By: Si Chen

Pubco:

AMERICAN LORAIN CORPORATION,
a Nevada corporation

By:	/s/ Si Chen
Name: Si Chen
Title: Chief Executive Officer

Planet Green:

PLANET GREEN HOLDINGS CORP.,
a British Virgin Islands company

By:	/s/ Yimin Jin
Name: Yimin Jin
Title: Authorized Person
Junan:

JUNAN HONGRUN FOODSTUFF CO., LTD.,
a PRC company

By:	/s/ Si Chen
Name: Si Chen
Title: Authorized Person

Shandong Lorain:

SHANDONG LORAIN CO., LTD.,
a PRC company

By:	/s/ Si Chen
Name: Si Chen
Title: Authorized Person

ILH:

INTERNATIONAL LORAIN HOLDINGS, INC.,
a Cayman Islands company

By:	/s/ Si Chen
Name: Si Chen
Title: Authorized Person

Shandong Greenpia:

SHANDONG GREENPIA FOODSTUFF CO., LTD.,
a PRC company

By:	/s/ Si Chen
Name: Si Chen
Title: Authorized Person

Beijing Lorain:

BEIJING LORAIN CO., LTD.,
a PRC company

By:	/s/ Si Chen
Name: Si Chen
Title: Authorized Person

Luotian Lorain:

LUOTIAN LORAIN CO., LTD.,
a PRC company

By:	/s/ Si Chen
Name: Si Chen
Title: Authorized Person